EXHIBIT 21
The Interpublic Group of Companies, Inc.
Our principal subsidiaries as of December 31, 2014, are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary under Rule 1-02(w) of Regulation S-X.

Company Name	State (U.S.)
Business Science Research Corporation	Delaware
Campbell-Ewald Company	Delaware
Carmichael Lynch, Inc.	Minnesota
Gillespie, Inc.	Delaware
Golin/Harris International, Inc.	Virginia
Huge, LLC	New York
Independent Advertising, Inc.	Delaware
Interpublic Australia Partnership Holding Two LLC	Delaware
Interpublic SV Ventures, LLC	Delaware
Interpublic, Inc.	New Jersey
Lowe & Partners/SMS Inc.	New York
Lowe & Partners Worldwide, Inc.	Delaware
Lowe Group Holdings, Inc.	New York
McCann-Erickson Marketing, Inc.	New York
McCann-Erickson USA, Inc.	Delaware
McCann-Erickson Worldwide, Inc.	Delaware
Mediabrands Worldwide, Inc.	California
Octagon, Inc.	District Of Columbia
Orion Trading Worldwide LLC	New York
Torre Lazur Healthcare Group, LLC	New Jersey
True North Communications Inc.	Delaware
Universal McCann Worldwide, Inc.	Delaware

Company Name	Country
Interpublic Group Deutschland GmbH	Germany
Interpublic Group of Companies Canada, Inc.	Canada
Interpublic Group of Companies de Espana, S.L.	Spain
Interpublic Group of Companies Holding (Luxembourg) S.a.r.l.	Luxembourg
Interpublic Limited	United Kingdom
IPG Advertising Israel Holdings Ltd	Israel
IPG Mediabrands (HK) Limited	Hong Kong
MacLaren McCann Canada Inc.	Canada